Exhibit 99.1

Media 100 Inc.
450 Donald Lynch Boulevard
Marlboro, MA	Tel (508) 460-1600
01752-4748 USA	Fax (508) 481-8627

News Release

Investor Relations Contact:	Investor Relations Contact:
Steve Shea, Media 100 Inc.	Evan Smith, KCSA Public Relations
(508) 263-5200	(212) 896-1251
sshea@media100.com	esmith@kcsa.com

MEDIA 100 SECURES $2.5 MILLION INVESTMENT

New Funds To Help Fuel Company’s Growth

MARLBORO, MA (May 14, 2003)—Media 100 Inc. (NASDAQ: MDEA), a leading provider of advanced media systems, today announced that Coghill Capital Management, LLC (“CCM”) has executed an agreement to invest $2.5 million in a new series of class A preferred shares that are convertible into common stock.  The proceeds of the transaction will provide capital for the continued development and marketing of the Company’s 844/X products and for general corporate purposes.

“CCM is pleased to be able to participate in this round of funding which will help enable Media 100 to successfully grow its business,” said Clint Coghill, President and Chief Investment Officer of Coghill Capital Management.  “As part of this agreement, we undertook a detailed and independent evaluation of the new technology that Media 100 has created and were convinced that this technology is both unique and of value to the digital media industry.  As a long-term stockholder, we look forward to participating in the Company’s future as it grows its 844/X business.”

“The investment strengthens Media 100’s financial position and supports our continued market penetration for our existing 844/X product line and the first shipments of our next wave of new 844/X products,” said John Molinari, president and chief executive officer of Media 100.  “These major developments include the Version 2.0 Finishing Release, XBLUR and HDX Technology.  With the first of the new products shipping this month we are in a solid position to continue driving growth.”

The Nasdaq Stock Market, Inc. requires stockholder approval when an investor’s ownership exceeds 20% of outstanding stock.  Coghill Capital Management is currently the largest holder of Media 100 common stock and this transaction, combined with their existing ownership, will exceed this threshold.  Therefore, Media 100 will seek stockholder approval for the approximately $1.5 million portion of the investment that exceeds the 20% threshold.  Information regarding this transaction will be included in proxy material that will be sent to stockholders.

About Media 100

Media 100 develops award-winning advanced media systems for content design, enabling creative professionals to design highly evocative effects-intensive work on a personal computer.  Creative artists and content design teams around the world use Media 100’s Emmy Award-winning solutions.  The Company is headquartered in Marlboro, Massachusetts.  For more information, please visit www.media100.com.

Forward Looking Statements

This press release includes “forward-looking statements”.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in demand for the Company’s products, changes in inventories at the Company’s customers and distributors, technological and product development risks, competitors’ actions, loss of key customers, order cancellations or reduced bookings, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, the dilutive effect to existing stockholders from this transaction along with the rights, preferences and privileges of the security being sold that are superior to those of holders of the Company’s common stock, possible future delisting of the Company’s common stock by Nasdaq or the transfer to The Nasdaq SmallCap Market (including impairment of the marketability and liquidity of the Company’s common stock, the impairment of the Company’s ability to raise capital and other risks associated with trading on The Nasdaq SmallCap Market), and risks associated with the Company’s international operations.  For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q. The Company does not undertake any obligation to update forward-looking statements made herein.

###

Media 100 is a registered trademark and 844X, XBLUR and HDX Technology are trademarks of Media 100 Inc.  All other products and brand names are trademarks or registered trademarks of their respective holders.

www.media100.com